EXHIBIT 10-3

AMENDMENT TO THE MEAD CORPORATION SECTION 415 EXCESS BENEFIT PLAN

WHEREAS, The Mead Corporation ("Mead") heretofore established The Mead Corporation Section 415 Excess Benefit Plan (the "Plan") and subsequently amended the Plan, and

WHEREAS, Mead desires to further amend the Plan pursuant to the power reserved to Mead's Compensation Committee by Section 6 of the Plan;

NOW THEREFORE, the Plan is hereby amended, effective as of January 29,

2002, as follows:

  1. New Subsection 1.7 is added to read as follows:

    1.7 Severance Plan Participant. The term "Severance Plan Participant" means an individual who is eligible to participate in The Mead Change in Control Severance Plan.

  2. Subsection 3.2 is revised to read as follows:

    3.2 Unlimited Accrued Benefit. A Participant's "Unlimited Accrued Benefit" as at any date is an amount equal to the amount of his "Accrued Benefit" plus, in the case of a Severance Plan Participant, the amount of his "Supplemental Benefit" (each as determined in accordance with the provisions of The Mead Retirement Plan as of that date), but computed without regard to:

      (a) the limitations of section 415 of the Code; or

    (b) the amount of any otherwise applicable reduction in the amount of his Accrued Benefit on account of any       amount paid or payable:

      (i) to or on account of the Participant under any other "qualified" defined benefit pension plan maintained by an Employer; or

      (ii) to an "alternate payee" (as defined in section 414(p) of the Code).

  3. Subsection 3.3 is revised to read as follows:

    3.3 Qualified Accrued Benefit. A Participant's "Qualified Accrued Benefit" as at any date is an amount equal to the amount of his Accrued Benefit plus, in the case of a Severance Plan Participant, the amount of his Supplemental Benefit (each as determined in accordance with the provisions of The Mead Retirement Plan as of that date), but computed without regard to the amounts described in paragraphs 3.2(b)(i) and (ii) above, and limited in amount as required by the requirements of section 415 of the Code, as set forth in The Mead Retirement Plan.

  4. Subsection 4.1 is revised to read as follows:

    4.1 Distribution to a Participant. Payments of a Participant's Section 415 Excess Benefit will be made in accordance with the following rules:

      (a) Subject to the following provisions of the Plan, the "Present Value" (as defined and determined under the provisions of The Mead Retirement Plan) of the amount of a Participant's Section 415 Excess Benefit shall be distributed to him, in a single lump sum, as soon as administratively feasible (but not more than 6 months) after:

        (i) the date as of which payment of his Pension is made or commenced under The Mead Retirement Plan in the case of a Section 415 Excess Benefit attributable to his period of participation ending prior to his Required Beginning Date; or

      (ii) the end of the Plan Year in which a right to an additional benefit arises in the case of a Section 415 Excess Benefit attributable to any period of participation beginning on his Required Beginning Date.

    (b) Notwithstanding the foregoing, if payment of a Participant's Supplemental Benefit is made before his Pension commences under the Plan, payment of that portion of his Section 415 Excess Benefit that is equal to the excess of that portion of his Unlimited Accrued Benefit that is attributable to his Supplemental Benefit over the portion of his Qualified Accrued Benefit that is attributable to his Supplemental Benefit shall be distributed to him, in a single lump sum, as soon as administratively feasible (but not more than 6 months) after the date as of which payment of his Supplemental Benefit is made under The Mead Retirement Plan.

   (c) Notwithstanding any other provision of the Plan, for purposes of this Section, if a Participant's Section 415 Excess Benefit described in paragraph (a) above is subject to distribution at any date prior to the Participant's Normal Retirement Date (other than pursuant to paragraph (b) above), then the amount of that benefit, as otherwise determined in accordance with the provisions of subsection 3.1 and attributable to his Accrued Benefit, but not his Supplemental Benefit, under the Mead Retirement Plan, shall be reduced to reflect early commencement by application of any reduction factors that are applicable in determining the amount of the Pension payable to him under The Mead Retirement Plan as of that date.

  5. Subsection 4.2 is revised to read as follows:

    4.2 Distribution to a Surviving Spouse. The surviving "Spouse" (as defined in The Mead Retirement Plan) of a deceased Participant who is entitled to receive a Pre-Retirement Survivor Pension (as defined in The Mead Retirement Plan) shall be entitled to receive a Surviving Spouse Benefit from this Plan in an amount, if any, equal to the Present Value of the monthly Pre-Retirement Survivor Pension that she would have received under the provisions of The Mead Retirement Plan had the Participant's Accrued Benefit under The Mead Retirement Plan been an amount equal to the amount of his Section 415 Excess Benefit that is attributable to his Accrued Benefit but that is not attributable to his Supplemental Benefit.  In addition, the surviving Spouse (or other Beneficiary named by the Participant to receive his Supplemental Benefit in accordance with the terms of The Mead Retirement Plan) will be entitled to a payment under this Plan in the same time and manner as the Spouse or other Beneficiary receives a payment under Section II-6.7(g) of The Mead Retirement Plan and in an amount equal to the portion of the Participant's Section 415 Excess Benefit, if any, that is attributable to his Supplemental Benefit.

EXECUTED at Dayton, Ohio this 22nd day of February, 2002.

THE MEAD CORPORATION

By: /s/ JEROME F. TATAR

Its President

ATTEST:

/s/ PATRICIA C. NORRIS

Assistant Secretary